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                                                                     EXHIBIT 5.2

                          [Gable & Gotwals Letterhead]




January 28, 2003




ONEOK, Inc.
100 W. 5th St.
Tulsa, OK  74103-4298

Re:  ONEOK 8.5% Equity Units Offering

Ladies and Gentlemen:

     This opinion is furnished to you in connection with the Registration Statement on Form S-3 (file No. 333-102105) (the "Registration Statement") and the Prospectus Supplement, dated January 23, 2003 (the "Prospectus Supplement"), of ONEOK, Inc., an Oklahoma corporation (the "Company"), filed with the Securities and Exchange Commission (the "Commission"), relating to the issuance and sale by the Company of 14,000,000 of the Company's 8.50% Equity Units (the "Units"), initially consisting of 14,000,000 aggregate units ("Corporate Units") with a stated amount per Corporate Unit of $25.00, with up to an additional 2,100,000 Corporate Units issuable on the same terms upon the exercise of the underwriters' over-allotment option described in the Prospectus Supplement.
Each Corporate Unit consists of (i) a stock purchase contract (each, a "Purchase Contract" and, collectively, the "Purchase Contracts") for the purchase of shares of the Company's common stock, $0.01 par value per share (together with each preferred stock purchase right relating thereto, the "Common Stock"), and
(ii) initially, a senior note due February 16, 2008 ("Senior Note") of the Company issued under the Indenture dated December 28, 2001, between the Company and SunTrust Bank, as trustee (the "Trustee"), as supplemented by the First Supplemental Indenture, dated as of January 28, 2003 between the Company and the Trustee (as supplemented, the "Indenture"). The Corporate Units were issued pursuant to the Purchase Contract Agreement dated January 28, 2003, (the "Purchase Agreement") between the Company and SunTrust Bank as purchase contract agent, attorney-in-fact and trustee (in such capacity, the "Purchase Contract Agent"). We refer herein to the Corporate Units, the Indenture and the Purchase Agreement collectively as the "Transaction Documents."

     In so acting, we have examined and relied upon the originals or certified, conformed or reproduction copies of such agreements, instruments, documents, records and certificates of the Company, such certificates of public officials and such other documents, and have made such investigations of law, as we have deemed necessary or appropriate for the purposes of the opinions expressed below. In all such examinations, we have assumed without independent investigation or inquiry the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified copies, the authenticity of all original or certified copies and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. We have relied as to factual matters upon, and have

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ONEOK, Inc.
January 28, 2003
Page 2




assumed the accuracy of, the statements made in the certificates of officers of the Company delivered to us and certificates and other statements or information of or from public officials and officers and representatives of the Company.

     In rendering the opinions expressed below, we have assumed without independent investigation or inquiry that (a) each of the parties to the Transaction Documents (other than the Company) has the power and authority to execute and deliver, and to perform its obligations under, each of the Transaction Documents to which it is a party, (b) each of the Transaction Documents has been duly authorized, executed and delivered by each of the parties thereto (other than the Company) and is the valid and binding obligation of such party enforceable against such party in accordance with its terms,
(c) the Corporate Units have been duly authenticated by the Purchase Contract Agent in the manner provided in the Purchase Agreement and (d) the Senior Notes have been duly authenticated by the Trustee in the manner provided in the Indenture.

     Based on the foregoing, and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

          1. The Corporate Units, the Purchase Contracts and the Senior Notes have been validly issued.

          2. The Shares of Common Stock issuable pursuant to the Purchase Contracts have been duly authorized and, when issued, delivered and paid for in accordance with the provisions of the Purchase Agreement, will be validly issued, fully paid and non-assessable.

     In rendering the foregoing opinions, our examination of matters of law has been limited to the laws of the state of Oklahoma and the federal laws of the United States of America as in effect on the date hereof.

     We hereby consent to the filing of this opinion as an exhibit to the Company's Form 8-K dated January 28, 2003 and to the reference to us under the caption "Legal Matters" in the Prospectus Supplement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

                                                     Very truly yours,




                                                     /s/ Gable & Gotwals

SWL:jh